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                      CHARTER OF THE COMPENSATION COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                       INDUSTRIAL DATA SYSTEMS CORPORATION

                      AS ADOPTED BY RESOLUTION OF THE BOARD
                                 ON JUNE 6, 2002

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                                    AUTHORITY

         The Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Industrial Data Systems Corporation, a Nevada corporation (the "Corporation"), is established pursuant to Article Tenth of the Corporation's Articles of Incorporation and Section 78.125 of the Nevada General Corporation Law. The Committee shall be comprised of three or more non-employee directors as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. The presence in person or by telephone of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present. The Board may give the Committee the power to retain outside consultants or others to assist it in the evaluation of the Corporation's compensation and benefits programs.

                             PURPOSE OF THE COMMITEE

         The Committee's primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing, approving and recommending employee and management compensation and benefit policies for the Corporation. This oversight includes the responsibility to consider and evaluate management's recommendations and to further make recommendations to the Board as to the amount and form of compensation of directors and executive employees of the Corporation, and the administration of all annual bonus plans and the Corporation's stock option plans in addition to any successor or replacement stock option (the "Plans").

                          COMPOSITION OF THE COMMITTEE

         The members of the Committee shall be non-employee directors who are free from any relationship that might interfere with the exercise of his or her independent judgment as a member of the Committee.

                            MEETINGS OF THE COMMITTEE

         The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities, but in any case, at least twice a year. The Committee shall meet at least annually with management to discuss general compensation strategy.

         Each member of the Committee shall have one vote. A quorum of the Committee shall consist of a majority of the Committee's members. The Committee shall be authorized to take any permitted action only by the affirmative vote of a majority of the Committee members present at any meeting at which a quorum of its members is present, or by the unanimous written consent of all of the Committee members.


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         The Committee shall maintain and submit to the Board copies of minutes of each meeting of the Committee, and each written consent to action taken without a meeting, reflecting the actions so authorized or taken by the Committee since the preceding meeting of the Board. A copy of the minutes of each meeting and all consents shall be placed in the Corporation's minute book.

                  DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

         The Committee shall determine the compensation of the Corporation's executive officers (Parent company).

         The Committee shall evaluate and recommend to the full Board appropriate compensation for the Corporation's directors, including compensation and expense reimbursement policies for attendance at Board and committee meetings.

         The Committee shall review, approve and monitor any of the Corporation's employee and management compensation plans as disclosed in the Corporation's proxy statements provide oversight of any employee benefit plan review, approve, and recommend employee and management compensation and benefit policies, plans, and performance criteria concerning the salaries, bonuses, and other compensation of the Corporation's executive officers.

         The Committee shall review of any other benefit plan described from time to time in the Corporation's proxy statements, including key man insurance, 401(k) plans, stock incentive and stock purchase plans.

         The Committee shall have the power (a) to make grants of options under the Plans, (b) to establish the market price of the Corporation's common stock for purposes of such grants, and (c) to approve and modify any and all stock option award agreements.

         The Committee shall perform such other duties as shall from time to time be delegated to it by the Board of Directors.

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